EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in previously filed registration statements of Dental/Medical Diagnostic Systems, Inc., including, without limitation, registration statements on Form S-3 (Registration Nos. 333-42865, 333-51775, 333-68271) and Form S-8 (Registration Nos. 333-42867, 333-66441) of
our report dated February 5, except for subsequent events described in Note 19, as to which the date is March 18, 1999, on our audits of the consolidated financial statements of Dental/Medical Diagnostic Systems, Inc. as of December 31, 1998 and 1997 and for the fiscal years ended December 31, 1998 and 1997 and the ten-month period ended December 31, 1996, which report is included in this Annual Report on Form 10-KSB/A.



/s/ PricewaterhouseCoopers LLP



Woodland Hills, CA
May 6, 1999